Exhibit 99.1

SouthWest Water Company Granted Nasdaq Listing Qualifications Hearing and Stay of Delisting

LOS ANGELES--(BUSINESS WIRE)--May 27, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that the Nasdaq Hearings Panel has granted the company a Listing Qualifications Hearing, scheduled for June 11, 2009. The Panel has also granted the company a stay of delisting pending its broader review of the company’s reasons for its late filings and plan of compliance at the hearing.

As previously announced, the company is not in compliance with Nasdaq Marketplace Listing Rule 5250(c)(1) due to its failure to timely file its quarterly reports on Form 10-Q for the quarters ended September 30, 2008 and March 31, 2009, as well as its annual report on Form 10K for the year ended December 31, 2008. The delay in filing results is due to the previously announced restatement of prior period financials.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Communications
213-929-1846
www.swwc.com